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                                                                    Exhibit 99.1

                                  NETSPEED INC.
                      1996 LONG TERM EQUITY INCENTIVE PLAN



SECTION 1.        PURPOSE; DEFINITIONS.

                  (a) Purpose. The purpose of the Plan is to provide selected eligible employees of, and consultants to, Netspeed Inc. (the "Company") or any Subsidiary or Affiliate of the Company, an opportunity to participate in the Company's future by offering them long-term performance-based and other incentives and equity interests in the Company so as to retain, attract and motivate management personnel.

                  (b) Definitions. For purposes of the Plan, the following terms have the following meanings:

                          (i) "Affiliate" means a parent or subsidiary
corporation, as defined in the applicable provisions (currently Section 424) of the Code.

                         (ii) "Award" means any award under the Plan, including
any Option, Stock Appreciation Right, Restricted Stock, Stock Purchase Right, or Performance Share Award.

                        (iii) "Award Agreement" means, with respect to each Award, the signed written agreement between the Company and the Plan participant setting forth the terms and conditions of the Award.

                         (iv) "Award Limit" means 10,000 shares of Stock.

                          (v) "Board" means the Board of Directors of the
Company.

                         (vi) "Change in Control" has the meaning set forth in
Section 10(a).

                        (vii) "Change in Control Price" has the meaning set forth in Section 10(c).

                       (viii) "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor law.

                         (ix) "Commission" means the Securities and Exchange
Commission and any successor agency.
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                          (x) "Committee" means the Committee referred to in
Section 2.

                         (xi) "Company" means Netspeed Inc.

                        (xii) "Disability" means permanent and total disability as determined by the Committee for purposes of the Plan.

                       (xiii) "Disinterested Person" has the meaning set forth in Rule 16b-3(c) and any successor definition adopted by the Commission.

                        (xiv) "Exchange Act" means the Securities and Exchange Act of 1934, as amended from time to time, and any successor law.

                         (xv) "Fair Market Value" means as of any given date:

                             (A) If the Stock is listed on any established
stock exchange or a national market system, including without limitation the Nasdaq National Market, the closing sales price for the Stock or the closing bid if no sales were reported, as quoted on such system or exchange (or the largest such exchange) for the date the value is to be determined (or if there are no sales for such date, then for the last preceding business day on which there were sales), as reported in the Wall Street Journal or similar publication.

                             (B) If the Stock is regularly quoted by a
recognized securities dealer but selling prices are not reported, the mean between the high bid and low asked prices for the Stock on the date the value is to be determined (or if there are no quoted prices for the date of grant, then for the last preceding business day on which there were quoted prices).

                             (C) In the absence of an established market for
the Stock, as determined in good faith by the Committee, with reference to the Company's net worth, prospective earning power, dividend-paying capacity, and other relevant factors, including the goodwill of the Company, the economic outlook in the Company's industry, the Company's position in the industry and its management, and the values of stock of other corporations in the same or a similar line of business.

                        (xvi) "Incentive Stock Option" means any Option intended to be and designated as an "incentive stock option" within the meaning of Section 422 of the Code.

                       (xvii) "Non-Qualified Stock Option" means any Option that is not an Incentive Stock Option.


                                       2.
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                      (xviii) "Option" means an option granted under Section 5.

                        (xix) "Performance Share" means the equivalent, as of any time such assessment is made, of the Fair Market Value of one share of Stock.

                         (xx) "Performance Share Award" means an Award under
Section 9.

                        (xxi) "Plan" means this Netspeed Inc. 1996 Long Term Equity Incentive Plan, as amended from time to time.

                       (xxii) "Restricted Stock" means an Award of Stock subject to restrictions, as more fully described in Section 7.

                      (xxiii) "Rule 16b-3" means Rule 16b-3 under Section 16(b) of the Exchange Act, as amended from time to time, and any successor rule.

                       (xxiv) "Stock" means the Common Stock, $0.01 par value, of the Company, and any successor security.

                        (xxv) "Stock Appreciation Right" means an Award granted under Section 6.

                       (xxvi) "Stock Purchase Right" means an Award granted under Section 8.

                      (xxvii) "Subsidiary" has the meaning set forth in Section 424 of the Code.

                     (xxviii) "Termination" means, for purposes of the Plan, with respect to a participant, that the participant has ceased to be, for any reason, an employee of, or a consultant to, the Company, a Subsidiary or an Affiliate.


SECTION 2.        ADMINISTRATION.

                  (a) Committee. The Plan shall be administered by a committee of the Board (the "Committee"), composed of not less than two directors of the Company appointed by and holding office at the pleasure of the Board, each of whom is both a disinterested person as defined in Rule 16b-3 ("Disinterested Person") (unless the Committee determines that Rule 16b-3 is not applicable to the Plan) and an "outside director" for purposes of Section 162(m) of the Code ("Outside Director"). Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in


                                       3.
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the Committee shall be filled by the Board. The Committee may act only by a majority of its members, except that the Committee (i) may authorize any one or more of its members or any officer of the Company to execute and deliver documents on behalf of the Committee and (ii) so long as not otherwise required for the Plan to comply with Rule 16b-3 (unless the Committee determines that Rule 16b-3 is not applicable to the Plan), may delegate to one or more officers or directors of the Company authority to grant Awards to persons who are not subject to Section 16 of the Exchange Act with respect to Stock. The Board shall have no right to exercise any of the rights or duties of the Committee under the Plan unless (i) each member of the Board is both a Disinterested Person and an Outside Director or (ii) such right is with respect to matters which, under Rule 16b-3 or Section 162(m) of the Code, or any regulations or rules issued thereunder, are not required to be determined in the sole discretion of the Committee.

                  (b) Authority. The Committee shall grant Awards to eligible employees and consultants. In particular and without limitation, the Committee, subject to the terms of the Plan, shall:

                          (i) select the officers, other employees and
consultants to whom Awards may be granted;

                         (ii) determine whether and to what extent Awards are
to be granted under the Plan;

                        (iii) subject to the Award Limit, determine the number of shares to be covered by each Award granted under the Plan;

                         (iv) determine the terms and conditions of any Award
granted consistent with this Plan and any related loans to be made by the Company, based upon factors determined by the Committee; provided, however, that the terms and conditions of any Awards intended to qualify as performance-based compensation as described in Section 162(m) of the Code shall include, but not be limited to, such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code; and

                          (v) determine to what extent and under what
circumstances any Award payments may be deferred by a participant.

                  (c) Committee Determinations Binding. The Committee may adopt, alter and repeal administrative rules, guidelines and practices governing the Plan as it from time to time shall deem advisable, interpret the terms and provisions of the Plan, any Award and any Award Agreement, and otherwise supervise the administration of the Plan. Any determination made by the Committee pursuant to the provisions of the Plan with respect to any Award shall be made in its sole discretion at the time of the grant of


                                       4.
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the Award or, unless in contravention of any express term of the Plan or Award, at any later time. All decisions made by the Committee under the Plan shall be binding on all persons, including the Company and Plan participants.


SECTION 3.        SHARES SUBJECT TO PLAN.

                  (a) Number of Shares. The total number of shares of Stock reserved and available for issuance pursuant to Awards under the Plan shall be 10,000 shares. Such shares may consist, in whole or in part, of authorized and unissued shares or shares reacquired in private transactions or open market purchases, but all shares issued under the Plan regardless of source shall be counted against the 10,000 share limitation. If any Option terminates or expires without being exercised in full or if any shares of Stock subject to an Award are forfeited, or if an Award otherwise terminates without a payment being made to the participant in the form of Stock, the shares issuable under such Option or Award shall again be available for issuance in connection with Awards. If any shares of Stock subject to an Award are repurchased by the Company, the shares issuable under such Award shall again be available for issuance in connection with Awards other than Options and Stock Appreciation Rights. To the extent an Award is paid in cash, the number of shares of Stock representing, at Fair Market Value on the date of the payment, the value of the cash payment shall not be available for later grant under the Plan.

                  (b) Compliance with the Award Limit and Section 162(m) of the Code. The maximum number of shares which may be subject to options, rights or other awards granted under the Plan to any individual in any calendar year shall not exceed the Award Limit. To the extent required by Section 162(m) of the Code, shares subject to Options which are canceled continue to be counted against the Award Limit and if, after grant of an Option, the price of shares subject to such Option is reduced, the transaction is treated as a cancellation of the Option and a grant of a new Option and both the Option deemed to be canceled and the Option deemed to be granted are counted against the Award Limit. Furthermore, to the extent required by Section 162(m) of the Code, if, after grant of a Stock Appreciation Right, the base amount on which stock appreciation is calculated is reduced to reflect a reduction in the Fair Market Value of the Stock, the transaction is treated as a cancellation of the Stock Appreciation Right and a grant of a new Stock Appreciation Right and both the Stock Appreciation Right deemed to be canceled and the Stock Appreciation Right deemed to be granted are counted against the Award Limit.

                  (c) Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, spin-off, sale of substantial assets, or other change in corporate structure affecting the Stock, such substitution or adjustments shall be made in the aggregate number of shares of Stock reserved for issuance under the Plan, in the Award Limit, in the number and exercise price of shares


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subject to outstanding Options, in the number and purchase price of shares subject to outstanding Stock Purchase Rights and in the number of shares subject to other outstanding Awards, as may be determined to be appropriate by the Committee, in its sole discretion; provided, that the number of shares subject to any Award shall always be rounded down to the nearest whole number. Such adjusted exercise price shall also be used to determine the amount payable by the Company upon the exercise of any Stock Appreciation Right associated with any Option. With respect to Options and Stock Appreciation Rights intended to qualify as performance-based compensation under Section 162(m), no adjustments shall be authorized pursuant to this Section 3(c) or any other provision of the Plan to the extent that such adjustment would cause the Plan to violate Section 422 of the Code or would cause such option or stock appreciation right to fail to so qualify under Section 162(m), as the case may be, or any successor provisions thereto. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would violate Section 16 of the Exchange Act or Rule 16b-3.


SECTION 4.        ELIGIBILITY.

                  Awards may be granted to officers and other employees of, and consultants to, the Company or any Subsidiary or Affiliate of the Company (excluding any person who serves only as a director).


SECTION 5.        STOCK OPTION.

                  (a) Types. Subject to the Award Limit, any Option granted under the Plan shall be in such form as the Committee may from time to time approve. The Committee shall have the authority to grant to any participant Incentive Stock Options, Non-Qualified Stock Options or any type of Option (in each case with or without Stock Appreciation Rights). Incentive Stock Options may be granted only to employees of the Company, its parent (within the meaning of Section 424 of the Code) or Subsidiaries. Any portion of an Option that does not qualify as an Incentive Stock Option shall constitute a Non-Qualified Stock Option.

                  (b) Terms and Conditions. Options granted under the Plan shall be subject to the following terms and conditions:

                          (i) Applicable Award Agreements. Award Agreements
evidencing Options intended to qualify as performance-based compensation as described in Section 162(m) of the Code shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of
Section 422 of the Code. The grant shall automatically terminate without any action by the Company in the event that


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an Award Agreement is not executed by the participant within 30 days after delivery of the Option to the participant.

                         (ii) Option Term. The term of each Option shall be
fixed by the Committee, but no Incentive Stock Option shall be exercisable more than 10 years after the date the Option is granted and no Non-Qualified Stock Option shall be exercisable more than 11 years after the date the Option is granted. If, at the time the Company grants an Incentive Stock Option the optionee owns directly or by attribution stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any Affiliate of the Company, the Incentive Stock Option shall not be exercisable more than five years after the date of grant.

                        (iii) Grant Date. The Company may grant Options under the Plan at any time and from time to time before the Plan terminates. The Committee shall specify the date of grant or, if it fails to, the date of grant shall be the date of action taken by the Committee to grant the Option; provided, that no Option may be exercised prior to execution of the applicable Award Agreement. However, if an Option is approved in anticipation of employment, the date of grant shall be the date the intended optionee is first treated as an employee for payroll purposes.

                         (iv) Exercise Price. The exercise price per share of
Stock purchasable under a Non-Qualified Stock Option shall be equal to at least 10% (or such other minimum price as may be established by the Internal Revenue Service as a "safe harbor" against constructive receipt of income upon grant of the Option by the recipient of the Option), and not more than 100%, of the Fair Market Value on the date of grant. The exercise price per share of Stock purchasable under an Incentive Stock Option or a Non-Qualified Stock Option which is to qualify as performance-based compensation as described in Section 162(m) of the Code shall be equal to at least the Fair Market Value on the date of grant; provided, that if at the time the Company grants an Incentive Stock Option, the optionee owns directly or by attribution stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any Affiliate of the Company, the exercise price shall be not less than 110% of the Fair Market Value on the date the Incentive Stock Option is granted.

                          (v) Exercisability. Subject to the other provisions of
the Plan, an Option shall be exercisable in its entirety at grant or at such times and in such amounts as are specified in the Award Agreement evidencing the Option. The Committee, in its absolute discretion, at any time may waive any limitations respecting the time at which an Option first becomes exercisable in whole or in part.

                         (vi) Method of Exercise; Payment. To the extent the
right to purchase shares has accrued, Options may be exercised, in whole or in part, from time to time, by written notice from the optionee to the Company stating the number of shares being purchased, accompanied by payment of the exercise price for the shares.


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The Committee, in its discretion, may elect at the time of Option exercise that any Non-Qualified Stock Option be settled in cash rather than Stock.

                        (vii) No Disqualification. Notwithstanding any other provision in the Plan, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered nor shall any discretion or authority granted under the Plan be exercised so as to disqualify the Plan under Section 422 of the Code or, without the consent of the optionee affected, to disqualify any Incentive Stock Option under such Section 422 of the Code.


SECTION 6.        STOCK APPRECIATION RIGHTS.

                  (a) Relationship to Options; No Payment by Participant. A Stock Appreciation Right may be awarded either (i) with respect to Stock subject to an Option held by a participant, or (ii) without reference to an Option. Subject to the Award Limit, the Committee, in its discretion, may determine whether a Stock Appreciation Right is to qualify as performance-based compensation as described in Section 162(m) of the Code and the Award Agreements evidencing Stock Appreciation Rights intended to so qualify shall contain such terms and conditions as may be necessary to meet the applicable provisions of
Section 162(m) of the Code. If an Option is an Incentive Stock Option, a Stock Appreciation Right granted with respect to such Option may be granted only at the time of grant of the related Incentive Stock Option, but if the Option is a Non-Qualified Stock Option, the Stock Appreciation Right may be granted either simultaneously with the grant of the related Non-Qualified Stock Option or at any time during the term of such related Non-Qualified Stock Option. No consideration shall be paid by a participant with respect to a Stock Appreciation Right.

                  (b) When Exercisable. A Stock Appreciation Right shall be exercisable at such times and in whole or in part, each as determined by the Committee, subject, with respect to participants subject to Section 16(b) of the Exchange Act, to Rule 16b-3. Unless the Committee determines that Rule 16b-3 is not applicable to the Plan, any exercise by the participant of a Stock Appreciation Right for cash shall be made only (i) during the window period specified in Rule 16b-3(e)(3) and any successor rule (the "Window Period") or
(ii) pursuant to an irrevocable written election by the participant to receive cash, in whole or in part, upon exercise of his Stock Appreciation Right (subject to the approval of the Committee) made at least 6 months prior to the exercise of the Stock Appreciation Right. If a Stock Appreciation Right is granted with respect to an Option, unless the Award Agreement otherwise provides, the Stock Appreciation Right may be exercised only to the extent to which shares covered by the Option are not at the time of exercise subject to repurchase by the Company.

                  (c) Effect on Related Right; Termination of Stock Appreciation Right. If a Stock Appreciation Right granted with respect to an Option is exercised, the Option


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shall cease to be exercisable and shall be cancelled to the extent of the number of shares with respect to which the Stock Appreciation Right was exercised. Upon the exercise or termination of an Option, related Stock Appreciation Rights shall terminate to the extent of the number of shares as to which the Option was exercised or terminated, except that, unless otherwise determined by the Committee at the time of grant, a Stock Appreciation Right granted with respect to less than the full number of shares covered by a related Option shall not be reduced until the number of shares covered by exercise or termination of the related Option exceeds the number of shares not covered by the Stock
Appreciation Right. A Stock Appreciation Right granted independently from an Option shall terminate and shall be no longer exercisable at the time determined by the Committee at the time of grant, but not later than 10 years from the date of grant. Upon the Termination of the participant, a Stock Appreciation Right granted with respect to an Option shall be exercisable only to the extent to which the Option is then exercisable.

                  (d) Form of Payment Upon Exercise. Despite any attempt by a participant to elect payment in a particular form upon exercise of a Stock Appreciation Right, the Committee, in its discretion, may elect to cause the Company to pay cash, Stock, or a combination of cash and Stock upon exercise of the Stock Appreciation Right.

                  (e) Amount of Payment Upon Exercise. Upon the exercise of a Stock Appreciation Right, the participant shall be entitled to receive one of the following payments, as determined by the Committee under Section 6(d):

                          (i) Stock. That number of whole shares of Stock equal
to the number computed by dividing (A) an amount (the "Stock Appreciation Right Spread"), rounded to the nearest whole dollar, equal to the product computed by multiplying (x) the excess of (1) if the Stock Appreciation Right may only be exercised during the Window Period, the highest Fair Market Value on any day during the Window Period, and otherwise, the Fair Market Value on the date the Stock Appreciation Right is exercised, over (2) the exercise price per share of Stock of the related Option, or in the case of a Stock Appreciation Right granted without reference to an Option, such other price as the Committee establishes at the time the Stock Appreciation Right is granted, by (y) the number of shares of Stock with respect to which a Stock Appreciation Right is being exercised by (B) (1) if the Stock Appreciation Right may only be exercised during the Window Period, the highest Fair Market Value during the Window Period in which the Stock Appreciation Right was exercised, and (2) otherwise, the Fair Market Value on the date the Stock Appreciation Right is exercised; plus, if the foregoing calculation yields a fractional share, an amount of cash equal to the applicable Fair Market Value multiplied by such fraction (such payment to be the difference of the fractional share); or


                                       9.
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                          (ii) Cash. An amount in cash equal to the Stock
Appreciation Right Spread; or

                         (iii) Cash and Stock. A combination of cash and Stock,
the combined value of which shall equal the Stock Appreciation Right Spread.


SECTION 7.        RESTRICTED STOCK.

                  Shares of Restricted Stock shall be subject to the following terms and conditions:

                  (a) Price. Participants awarded Restricted Stock, within 45 days of receipt of the applicable Award Agreement, which in no event shall be later than 10 days after the Award grant date, shall pay to the Company, if required by applicable law, an amount at least equal to the par value of the Stock subject to the Award. If such payment is not made and received by the Company by such date, the Award of Restricted Stock shall lapse.

                  (b) Restrictions. Subject to the provisions of the Plan and the Award Agreement, during a period set by the Committee, commencing with, and not exceeding 10 years from, the date of such award (the "Restriction Period"), the participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of Restricted Stock. Within these limits, the Committee may in its discretion provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions, in whole or in part, based on service, performance or such other factors or criteria as the Committee may determine.

                  (c) Dividends. Unless otherwise determined by the Committee, cash dividends with respect to shares of Restricted Stock shall be automatically reinvested in additional Restricted Stock, and dividends payable in Stock shall be paid in the form of Restricted Stock.

                  (d) Termination. Except to the extent otherwise provided in the Award Agreement and pursuant to Section 7(b), upon termination of a participant's employment for any reason during the Restriction Period, all shares still subject to restriction shall be forfeited by the participant.


SECTION 8.        STOCK PURCHASE RIGHTS.

                  (a) Price. The Committee may grant Stock Purchase Rights which shall enable the recipients to purchase Stock at a price equal to not less than 50%, and not more than 100%, of its Fair Market Value on the date of grant.


                                       10.
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                  (b) Exercisability. Stock Purchase Rights shall be exercisable for a period determined by the Committee not exceeding 30 days from the date of grant.


SECTION 9.        PERFORMANCE SHARES.

                  (a) Awards. The Committee shall determine the nature, length (which shall in no event exceed 10 years) and starting date of the performance period (the "Performance Period") for each Performance Share Award. The consideration payable by a participant with respect to a Performance Share Award shall be an amount determined by the Committee in the exercise of the Committee's discretion at the time of the Award; provided, that the amount of consideration may be zero and may in no event exceed 50% of the Fair Market Value at the time of grant. The Committee shall determine the performance objectives to be used in awarding Performance Shares and the extent to which such Performance Shares have been earned. Performance Periods may overlap and participants may participate simultaneously with respect to Performance Share Awards that are subject to different Performance Periods and different performance factors and criteria. At the beginning of each Performance Period, the Committee shall determine for each Performance Share Award subject to such Performance Period the number of shares of Stock (which may constitute Restricted Stock) to be awarded to the participant at the end of the Performance Period if and to the extent that the relevant measures of performance for such Performance Share Award are met. Such number of shares of Stock may be fixed or may vary in accordance with such performance or other criteria as may be determined by the Committee. The Committee may provide that amounts equivalent to interest at such rates as the Committee may determine or amounts equivalent to dividends paid shall be payable with respect to Performance Share Awards. In addition to the provisions set forth in Section 11(j), the Committee, in its discretion, may modify the terms of any Performance Share Award, including the specification and measurement of performance goals.

                  (b) Termination of Employment. Except as otherwise provided in the Award Agreement or determined by the Committee, in the event of Termination, then the participant shall not be entitled to any payment with respect to the Performance Shares subject to the Performance Period.

                  (c) Form of Payment. Payment shall be made in the form of cash or whole shares of Stock, as the Committee, in its discretion, shall determine.


SECTION 10.       CHANGE IN CONTROL.

                  (a) Definition of "Change in Control". For purposes of Section 10(b), a "Change in Control" means the occurrence of either of the following:


                                       11.
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                          (i) any "person", as such term is used in Sections
13(d) and 14(d) of the Exchange Act (other than the Company, a Subsidiary, an Affiliate, or a Company employee benefit plan, including any trustee of such plan acting as trustee), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (or a successor to the Company) representing 20% or more of the combined voting power of the then outstanding securities of the Company or such successor;

                         (ii) at any time that the Company has registered shares
under the Exchange Act, at least 40% of the directors of the Company constitute persons who were not at the time of their first election to the Board, candidates proposed by a majority of the Board in office prior to the time of such first election; or

                        (iii) (A) the dissolution of the Company or liquidation of more than 50% in value of the Company or a sale of assets involving 50% or more in value of the assets of the Company, (B) any merger or reorganization of the Company whether or not another entity is the survivor, (C) a transaction pursuant to which the holders, as a group, of all of the shares of the Company outstanding prior to the transaction hold, as a group, less than 50% of the combined voting power of the Company or any successor company outstanding after the transaction, or (D) any other event which the Board determines, in its discretion, would materially alter the structure of the Company or its ownership.

                  (b) Impact of Event. In the event of a "Change in Control" as defined in Section 10(a), the following provisions shall apply:

                          (i) any Stock Appreciation Rights and Options
outstanding as of the date such Change in Control is determined to have occurred and not then exercisable and vested shall become fully exercisable and vested; provided, that in the case of the holder of Stock Appreciation Rights who is actually subject to Section 16(b) of the Exchange Act, such Stock Appreciation Rights shall have been outstanding for at least six months at the date such Change in Control is determined to have occurred;

                         (ii) the restrictions and limitations applicable to
any Restricted Stock and Stock Purchase Rights shall lapse, and such Restricted Stock shall become fully vested;

                        (iii) the value (net of any exercise price and required tax withholdings) of all outstanding Options, Stock Appreciation Rights, Restricted Stock, and Stock Purchase Rights, unless otherwise determined by the Committee at or after grant and subject to Rule 16b-3, shall be cashed out on the basis of the "Change in Control Price," as defined in Section 10(c), as of the date such Change in Control is


                                       12.
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determined to have occurred or such other date as the Board may determine prior to the Change in Control; and

                          (iv) any outstanding Performance Share Awards shall be
vested and paid in full as if all performance criteria had been met;

provided, however, that the foregoing provisions shall only apply, with respect to the events described Section 10(a)(i), 10(a)(iii)(B), and 10(a)(iii)(D), if and to the extent so specifically determined by the Board in the exercise of the Board's discretion, which determination may be amended or reversed only by the affirmative vote of a majority of the persons who were directors at the time such determination was made.

                  (c) Change in Control Price. For purposes of this Section 10, "Change in Control Price" means the highest price per share paid in any transaction reported on any established stock exchange, national market system or other established market for the Stock, or paid or offered in any bona fide transaction related to a potential or actual Change in Control of the Company at any time during the preceding 60-day period as determined by the Board, except that, in the case of Incentive Stock Options and Stock Appreciation Rights relating to Incentive Stock Options, such price shall be based only on transactions reported for the date on which the Board decides to cash out such Options.


SECTION 11.       GENERAL PROVISIONS.

                  (a) Award Grants. Any Award may be granted either alone or in addition to other Awards granted under the Plan. Subject to the terms and restrictions set forth elsewhere in the Plan, the Committee shall determine the consideration, if any, payable by the participant for any Award and, in addition to those set forth in the Plan, any other terms and conditions of the Awards. The Committee may condition the grant or payment of any Award upon the attainment of specified performance goals or such other factors or criteria, including vesting based on continued employment or consulting, as the Committee shall determine. Performance objectives may vary from participant to participant and among groups of participants and shall be based upon such Company, Subsidiary, group or division factors or criteria as the Committee may deem appropriate, including, but not limited to, earnings per share or return on equity. The other provisions of Awards also need not be the same with respect to each recipient. Unless specified otherwise in the Plan or by the Committee, the date of grant of an Award shall be the date of action by the Committee to grant the Award. The Committee may also substitute new Options for previously granted Options, including previously granted Options having higher exercise prices.

                  (b) Types of Shares. The Committee, in its discretion, may determine at the time of an Award that in lieu of Stock there shall be issuable under, or applicable


                                       13.

to the measurement of, any Award of any (i) Restricted Stock, (ii) shares of any series of common stock of the Company, other than Stock, and shares of any series of common stock of any Subsidiary or Affiliate of the Company ("Common Shares"), or (iii) shares of any series of preferred stock of the Company ("Preferred Shares"); provided, that (A) with respect to shares issuable upon exercise of Incentive Stock Options, Common Shares and Preferred Shares shall be limited to shares of any Subsidiary authorized as of the date the Plan is approved by the Board, and (B) with respect to shares issuable upon exercise of Non-Qualified Stock Options and Stock Appreciation Rights, Common Shares and Preferred Shares shall be limited to shares of any Subsidiary or Affiliate of the Company. In such event the Committee shall determine the number of shares of Stock equivalent to such Restricted Stock, Common Shares or Preferred Shares for the purpose of calculating the shares of Stock issued under the Plan; provided, that a Common Share or a Preferred Share in no event shall be deemed equal to less than one share of Stock.

                  (c) Award Agreement. As soon as practicable after the date of an Award grant, the Company and the participant shall enter into a written Award Agreement specifying the date of grant, the terms and conditions of the Award.

                  (d) Certificates. All certificates for shares of Stock or other securities delivered under the Plan shall be subject to such stock transfer orders, legends and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Commission, any stock exchange upon which the Stock is then listed and any applicable federal, state or foreign securities law.

                  (e) Termination. In the event of Termination for any reason other than death or Disability, Awards held at the date of Termination (and only to the extent then exercisable or payable, as the case may be) may be exercised in whole or in part at any time within three months after the date of Termination, or such lesser period specified in the Award Agreement (but in no event after the expiration date of the Award), but not thereafter. If Termination is due to death or Disability, or a participant dies or becomes disabled within the period that the Award remains exercisable or payable, as the case may be, after Termination, only Awards held at the date of death or Disability (and only to the extent then exercisable or payable, as the case may be) may be exercised in whole or in part by the participant in the case of Disability, by the participant's personal representative or by the person to whom the Award is transferred by will or the laws of descent and distribution, at any time within 18 months after the death or one year after the Disability, as the case may be, of the participant or any lesser period specified in the Award Agreement (but in no event after the expiration of the Award). In the event of Termination by reason of the participant's retirement (as determined in the exercise of the Committee's sole discretion), Awards may be exercised in whole or in part at any time within two years after the date of Termination, or such lesser period specified in the Award Agreement; provided, however, that in no event shall an Award be exercisable after the expiration date of the Award.


                                       14.

                  (f) Delivery of Purchase Price. Participants shall make all or any portion of any payment due to the Company with respect to the consideration payable for, upon exercise of, or for federal, state, local or foreign tax payable in connection with, an Award by delivery of cash; and if and only to the extent authorized by the Committee, all or any portion of such payment may be made by delivery of any property (including, without limitation, a promissory note of the participant or shares of Stock or other securities and, in the case of an option, surrender of shares issuable upon exercise of that option) other than cash, so long as, if applicable, such property constitutes valid consideration for the Stock under applicable law. To the extent participants may make payments due to the Company upon grant or exercise of Awards by the delivery of shares of Stock or other securities, the Committee, in its discretion, may permit participants constructively to deliver for any such payment (A) securities of the Company held by the participant for at least 6 months or (B) subject to the timing requirements of Section 11(z), securities of the Company issuable to the participant upon exercise of the Award. Constructive delivery shall be effected by (i) identification by the participant of shares intended to be delivered constructively, (ii) confirmation by the Company of participant's ownership of such shares (for example, by reference to the Company's stock records, or by some other means of verification), and (iii) if applicable, upon exercise, delivery to the participant of a certificate for that number of shares equal to the number of shares for which the Award is exercised less the number of shares constructively delivered.

                  (g) Tax Withholding. If and to the extent authorized by the Committee in its discretion, a person who has received an Award or payment under an Award may, to pay the amount of tax that the Committee in its discretion determines to be required to be withheld by the Company, make an election to deliver to the Company or have withheld either (i) a promissory note of the participant on the terms set forth in Section 11(f) or (ii) (A) securities of the Company held by the participant for at least 6 months or (B) subject to the timing requirements of Section 11(z), securities of the Company issuable to the participant upon exercise of the Award. Any shares or other securities so withheld or tendered shall be valued by the Committee as of the date they are withheld or tendered; provided, that Stock shall be valued at the Fair Market Value on such date. The value of the shares withheld or tendered may not exceed the required federal, state, local and foreign withholding tax obligations as computed by the Company. Unless the Committee permits otherwise, the participant shall pay to the Company in cash, promptly when the amount of such obligations becomes determinable, all applicable federal, state, local and foreign withholding taxes that the Committee in its discretion determines to result from the lapse of restrictions imposed upon an Award or upon exercise of an Award or from a transfer or other disposition of shares acquired upon exercise or payment of an Award or otherwise related to the Award or the shares acquired in connection with an Award.

                  (h) No Transfer Ability. No Award shall be assignable or otherwise transferable by the participant other than by will or by the laws of descent and


                                       15.

distribution, and during the life of a participant, an Award shall be exercisable, and any elections with respect to an Award may be made, only by the participant or participant's guardian or legal representative. Unless otherwise approved in writing by the Committee, no shares acquired upon exercise of any Award by any officer of the Company, as defined in Rule 16a-1(f) under the Exchange Act, may be sold, assigned, pledged, encumbered or otherwise transferred until at least 6 months have elapsed from (but excluding) the date that such Award was granted. The Committee may require the participant to give the Company prompt notice of any disposition of shares of Stock, acquired by exercise of an Incentive Stock Option within two years from the date of granting such option or one year after the transfer of such shares to such participant. The Committee may direct that the certificates evidencing shares acquired by exercise of an option refer to such requirement to give prompt notice of disposition.

                  (i) Right of First Refusal. At the time of grant, the Committee may provide in connection with any Award that the shares of Stock received as a result of such Award shall be subject to a right of first refusal pursuant to which the participant shall be required to offer to the Company any shares that the participant wishes to sell at the then Fair Market Value of the Stock or at such other price as may be set forth in the applicable Award Agreement, subject to such other terms and conditions as the Committee may specify at the time of grant.

                  (j) Adjustment of Awards; Waivers. The Committee may adjust the performance goals and measurements applicable to Awards (i) to take into account changes in law and accounting and tax rules, (ii) to make such adjustments as the Committee deems necessary or appropriate to reflect the inclusion or exclusion of the impact of extraordinary or unusual items, events or circumstances in order to avoid windfalls or hardships, (iii) to make such adjustments as the Committee deems necessary or appropriate to reflect any material changes in business conditions, and (iv) in any other manner determined in the Committee's discretion. In the event of hardship or other special circumstances of a participant and otherwise in its discretion, the Committee may waive in whole or in part any or all restrictions, conditions, vesting, or forfeiture with respect to any Award granted to such participant.

                  (k) Election to Defer Payment. To the extent, if any, permitted by the Committee, a participant may elect, at such time as the Committee may in its discretion specify, to defer payment of all or a portion of an Award.

                  (l) Non-Competition. The Committee may condition the Committee's discretionary-waiver of a forfeiture or vesting acceleration at the time of Termination of a participant holding any unexercised or unearned Award or the waiver of restrictions upon any Award upon a requirement that such participant agree to and actually (i) not engage in any business or activity competitive with any business or activity conducted by the Company and (ii) be available, unless such participant shall have died, for consultations at the request of the Company's management, all on such terms and


                                       16.

conditions (including conditions in addition to (i) and (ii)) as the Committee may determine.

                  (m) Dividends. The reinvestment of dividends in additional Stock or Restricted Stock at the time of any dividend payment shall only be permissible if sufficient shares of Stock are available under Section 3 for such reinvestment (taking into account then outstanding Awards).

                  (n) Regulatory Compliance. Each Award under the Plan shall be subject to the condition that, if at any time the Committee shall determine that
(i) the listing, registration or qualification of the shares of Stock, Common Shares or Preferred Shares upon any securities exchange or under any state or federal law, (ii) the consent or approval of any government or regulatory body or (iii) an agreement or representations by the participant with respect thereto, is necessary or desirable, then such Award shall not be consummated in whole or in part unless such listing, registration, qualification, consent, approval, agreement or representations shall have been effected or obtained free of any conditions not acceptable to the Committee.

                  (o) Rights as Shareholder. Unless the Plan or the Committee expressly specifies otherwise, a participant shall have no rights as a shareholder with respect to any shares covered by an Award until the participant is entitled, under the terms of the Award, to receive such shares. Subject to Sections 3(c) and 7(c), no adjustment shall be made for dividends or other rights for which the record date is prior to the date the certificates are delivered.

                  (p) Beneficiary Designation. The Committee, in its discretion, may establish procedures for a participant to designate a beneficiary to whom any amounts payable in the event of the participant's death are to be paid.

                  (q) Additional Plans. Nothing contained in the Plan shall prevent the Company, a Subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees.

                  (r) No Employment Rights. The adoption of the Plan shall not confer upon any employee any right to continued employment nor shall it interfere in any way with the right of the Company, a Subsidiary or Affiliate to terminate the employment of any employee at any time.

                  (s) Rule 16b-3. Notwithstanding any provision of the Plan, the Plan shall always be administered, and Awards shall always be granted and exercised, in such a manner as to conform to the provisions of Rule 16b-3, unless the Committee determines that Rule 16b-3 is not applicable to the Plan.


                                       17.

                  (t) Limitations Applicable to Section 16 Persons and Performance-Based Compensation. Notwithstanding any other provision of this Plan, and any Option, Performance Share Award, Stock Appreciation Right or Stock Purchase Right granted, or Restricted Stock awarded, to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange
Act) that are requirements for the application of such exemptive rule. Any such additional limitation shall be set forth in an annex to this Plan, such annex to be incorporated herein by this reference and made part of this Plan. To the extent permitted by applicable law, the Plan, Options, Performance Share Awards, Stock Appreciation Rights, Stock Purchase Rights and Restricted Stock granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule. Furthermore, notwithstanding any other provision of this Plan, any Option or Stock Appreciation Right intended to qualify as performance-based compensation as described in Section 162(m) of the Code shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as performance-based compensation as described in Section 162(m) of the Code, and this Plan shall be deemed amended to the extent necessary to conform to such requirements.

                  (u) Governing Law. The Plan and all Awards shall be governed by and construed in accordance with the laws of the State of California.

                  (v) Use of Proceeds. All cash proceeds to the Company under the Plan shall constitute general funds of the Company.

                  (w) Unfunded Status of Plan. The Plan shall constitute an "unfunded" plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or arrangements to meet the obligations created under the Plan to deliver Stock or make payments; provided, that unless the Committee otherwise determines, the existence of such trusts or other arrangements shall be consistent with the "unfunded" status of the Plan.

                  (x) Assumption by Successor. The obligations of the Company under the Plan and under any outstanding Award may be assumed by any successor corporation, which for purposes of the Plan shall be included within the meaning of "Company."

                  (y) Plan Designation and Status. Notwithstanding the designation of this document as a plan for ease of reference and to standardize certain provisions applicable to all types of Awards, each type of Award shall be deemed to be a separate "plan" for purposes of Section 16 of the Exchange Act and any applicable state securities laws.


                                       18.

                  (z) Certain Timing Requirements. Securities of the Company issuable to the participant upon exercise of an Award may be used to satisfy the exercise price or the tax withholding consequences of such exercise only (i) during the period beginning on the third business day following the date of release of the quarterly or annual summary statement of sales and earnings of the Company and ending on the twelfth business day following such date or (ii) pursuant to an irrevocable written election by the participant to use securities of the Company issuable to the participant upon exercise of the Award to pay all or part of the exercise price or the withholding taxes (subject to the approval of the Committee) made at least 6 months prior to the payment of such exercise price or withholding taxes.


SECTION 12.       AMENDMENTS AND TERMINATION.

                  The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuance shall be made which would impair the rights of a participant under an outstanding Award without the participant's consent. In addition, to the extent required for the Plan to comply with Rule 16b-3 or, with respect to provisions solely as they relate to Incentive Stock Options, to the extent required for the Plan to comply with Section 422 of the Code, the Board may not amend or alter the Plan without the approval of a majority of the votes cast at a duly held meeting of shareholders at which a quorum of the voting power of the Company is represented in person or by proxy, where such amendment or alteration would:

                  (a) except as expressly provided in the Plan, increase the total number of shares reserved for issuance pursuant to Awards under the Plan or modify the Award Limit;

                  (b) except as expressly provided in the Plan, change the minimum price terms of Sections 5(b)(iv), 7(a) or 8(a);

                  (c) change the class of employees and consultants eligible to participate in the Plan;

                  (d) extend the maximum Option term under Section 5(b) or the maximum exercise period under Section 8(b); or

                  (e) materially increase the benefits accruing to participants under the Plan.

                  The Board of Directors may, at any time without shareholder approval, amend the Plan and the terms of any Award outstanding under the Plan, provided that such amendment is designed to maximize federal income tax benefits accorded to Awards or, if the Committee determines that Rule 16b-3 is applicable to the Plan, to


                                       19.

comply with Rule 16b-3 and provided further, that with respect to outstanding Awards, the participant consents to such amendment.


SECTION 13.       EFFECTIVE DATE OF PLAN.

                  The Plan shall be effective on the date it is adopted by the Board, but all Awards shall be conditioned upon approval of the Plan at a duly held meeting of shareholders by the affirmative vote of the holders of a majority of the voting power of the shares of the Company represented in person or by proxy and entitled to vote at the meeting.


SECTION 14.       TERM OF PLAN.

                  No Award shall be granted on or after May 6, 2006, but Awards granted prior to May 6, 2006 (including, without limitation, Performance Share Awards for Performance Periods commencing prior to May 6, 2006) may extend beyond that date.


                                       20.